Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI
4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-07

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI ANNOUNCES APPOINTMENT OF BRIAN J. RECATTO

AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

CARENCRO, LA – April 2, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that its Board of Directors has approved the appointment of Brian J. Recatto as the Company’s President and Chief Executive Officer, effective July 1, 2008.

Mr. Recatto has significant operational and public company experience and has served as the Company’s Chief Operating Officer (“COO”) since December 2007. He joined the Company as Vice President in March 2007 as a result of the acquisition of BMJ Industrial Investments, L.L.C. and its wholly owned subsidiary Charles Holston, Inc., where he served as its President since 2004. Mr. Recatto began his career in 1987 with Marine Shale Processors, Inc. as the Director of Sales & Marketing. In 1989 he founded EMRAS, Inc., a Florida based environmental consulting firm which he sold in 1991. In 1992 he bought Meklo, Inc. with a group of investors and served as its president for six years. After the sale of Meklo to Philip Services Corporation (PSC), a New York Stock Exchange company operating one of the largest networks of diversified industrial services operations, he held various positions including that of the General Manager of Gulf Coast Operations and ultimately President of the Industrial Services Division at his departure in 2004. During Mr. Recatto’s tenure at PSC, he had a leadership role in the development and implementation of an integration strategy for a number of its key businesses.

Mr. Recatto graduated with a B.S. in Finance from Louisiana State University in Baton Rouge, LA.

As previously announced James Eckert, OMNI’s current President, Chief Executive Officer and Chairman of the Board, intends to retire during 2008 and has agreed to serve as a consultant to OMNI after his retirement. As a result of today’s announcement, Mr. Eckert will continue to serve in all three capacities through June 30, and will thereafter be available to assist Mr. Recatto in his transition as the Company’s next CEO in his capacity as a consultant to the Company and will additionally continue as a member of the Board of Directors.

Mr. Eckert said, “The OMNI Board conducted an extensive search for a new CEO after being informed in January of my decision to retire in 2008. We are happy and grateful that the most qualified and strongest candidate was Brian Recatto, who has served as the Company’s COO since December 2007. I am pleased that Brian has agreed to step into this expanded leadership role, and I’m confident that his broad experience and strong executive skills will be invaluable to the Company as it moves forward.”

Mr. Recatto commented, “On behalf of all the employees of OMNI, we would like to thank James for his exceptional efforts in building a successful organization, and assembling an experienced management team that has guided the Company through a challenging period. I am in full support of the current management team, and look forward to working with both them and James over the next few months to ensure a smooth transition.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the United States of America and the Gulf of Mexico. OMNI provides its services through five business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation Services and Other Services. OMNI’s seismic services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast, also called transition zones, and contiguous dry land areas, also called highland zones. OMNI’s environmental, leasing, transportation and other services provide important support to oil and gas companies operating in south Louisiana, east Texas (including the Barnett Shale region), the Rocky Mountains and the Gulf of Mexico.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the transition discussed herein, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.